April 6, 2001


Ms. Jill T. McGruder
Senior Vice President
Western-Southern Life Assurance Company
400 Broadway
Cincinnati, Ohio 45202

               Re:  Amendment No. 1 to Administrative Services Letter Agreement

Dear Ms. McGruder:

Reference is made to the Letter Agreement dated as of May 25, 2000, regarding Administrative Services entered into between Western-Southern Life Assurance Company ("Life Company") and Bankers Trust Company ("Bankers Trust"), relating to the Fund Participation Agreement dated as of May 1, 2000, entered into among Life Company, Bankers Trust and the Deutsche Asset Management VIT Funds (formerly, BT Insurance Funds Trust) ("Letter Agreement").

Effective May 1, 2001 Deutsche Asset Management Inc. ("DAMI") will replace Bankers Trust as Adviser to the Deutsche Asset Management VIT Funds.

DAMI is a registered Investment Adviser under the Investment Advisers Act of 1940, as amended ("the Act") and, effective May 1, 2001, wishes to assume, and hereby does assume, all of Bankers Trust's rights, responsibilities and duties under the Letter Agreement.

Exhibit A to the Letter Agreement is hereby revised, and is amended and restated by the Exhibit A attached hereto.

All other terms of the Letter Agreement shall remain in full force and effect.

If you are in agreement with the foregoing, please sign this letter where indicated below, and return it to the undersigned.

Sincerely,
BANKERS TRUST COMPANY                     DEUTSCHE ASSET
                                          MANAGEMENT, INC.
By:  _________________________
Name:                                     By:  _________________________
Title:                                    Name:
Date:                                     Title:
                                          Date:

Accepted and Agreed:

WESTERN-SOUTHERN LIFE ASSURANCE COMPANY

By:  _________________________
Name:
Title:
Date: